EXHIBIT 99.4

BENTLEY COMMUNICATIONS CORP. INKS CELEBRITY PRO-ATHLETES WEB SITE DEAL Wednesday, August 30, 2000 07:03 AM

LOS ANGELES--(BUSINESS WIRE)--Aug. 30, 2000--Bentley Communications Corp. (OTCBB:BTLY) has signed an Agreement with The Athletic Role Model Institute, an organization dedicated to the promotion of professional sports figures as positive role models for America's youth.

Under the agreement, Bentley Communications Corp. is furnishing Web sites, merchandise and other promotional products in conjunction with various professional athletes in a profit-sharing agreement. The first sports celebrity to be so represented is Spencer Haywood www.spencerhaywood.com, NBA star player for the Los Angeles Lakers.

Many more athletes are in the process of being signed up, including Dr. Dick Barnett, former NBA star and founder of the A.R.M. Institute. The Athletic Role Model Institute Board of Directors includes such luminaries as Kobe Bryant, Shaquille O'Neill, Bill Cosby and U.S. Senator Bill Bradley, along with Dr. Dick Barnett.

"This represents a significant revenue-generating strategic direction for Bentley Communications Corp. and we are very excited about this opportunity to make a contribution to the America's youth 'awareness' programs. BTLY's extensive Asian manufacturing resources will play a significant role in the development of merchandising packages to support this lucrative market segment, as well," said Gordon F. Lee, CEO.

Recently, Bentley also announced that it cleared all Securities and Exchange Commission staff comments on its SEC filings. As a result, on August 28, Bentley was declared Eligible for quotation on the NASD OTC Bulletin Board.

"The new OTC Bulletin Board Eligibility Rule protects investors by ensuring that they have access to every OTC issuer's current financial information", said Dr. Victor Allen Nguyen, President. "Bentley's next SEC filing will be our 10-KSB Annual Report due by September 30, 2000," Dr. Nguyen also said.

Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product price volatility, product demand, market competition, risk inherent in the company's domestic and international operations, imprecision in estimating product reserves and the company's ability to replace and expand its holdings.

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CONTACT: Bentley Communications Corp., Los Angeles
Gordon Lee, 310/342-0760
310/342-0704 (fax)
GordonLee@BentleyCommCorp.com
www.bentleycommcorp.com
www.twirlme.com
www.buynetplaza.com
www.spencerhaywood.com
www.bentleycferts.com